Exhibit 15.1

May 15, 2015
Shareholders and Board of Directors of
Landmark Apartment Trust, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) of Landmark Apartment Trust, Inc. for the registration of 10,000,000 shares of its common stock of our report dated May 15, 2015 relating to the unaudited condensed consolidated interim financial statements of Landmark Apartment Trust, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2015.
/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, Florida

May 15, 2015